Exhibit 10.30

2005 Executive Bonus Structure

Criteria (100% of eligible bonus as follows)

•	65% tied to targeted pre-tax profit levels set by the Compensation Committee based on the Company’s prior year results and Plan for the current year, with payment amounts of zero, 50%, 75% or 100% based on performance levels against that Plan.

•	35% tied to performance against individual MBOs with certain minimum pretax target requirements set by the Compensation Committee.

Opportunity

•	25-35% of annual base salary (depending upon executive)

Other

•	Additional upside opportunity of 2% to 5% of annual base salary if pre-tax profits reach levels established by the Compensation Committee in excess of the Company’s Plan.